EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2013 Omnibus Incentive Plan of McCormick & Company, Incorporated, of our reports dated January 24, 2019, with respect to the consolidated financial statements and schedule of McCormick & Company, Incorporated, and the effectiveness of internal control over financial reporting of McCormick & Company, Incorporated, included in its Annual Report (Form 10-K) for the year ended November 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Baltimore, Maryland

March 26, 2019